EXHIBIT 10h

EMPLOYMENT AGREEMENT

     THIS AGREEMENT (“Agreement”) is made and entered into as of this 9th day of May, 2001, by and between E. MILTON BEVINGTON, an individual resident of the State of Georgia (“Employee”) and SSI ACQUISITION, LLC, a Georgia limited liability company (the “Buyer”).

WITNESSETH:

     WHEREAS, Buyer, ABRAMS INDUSTRIES, INC., a Georgia corporation (“Parent”), SERVIDYNE SYSTEMS, INC., a Georgia corporation (the “Company”), SERVIDYNE, INCORPORATED, a Georgia corporation, Employee and certain shareholders of the Company have entered into an Asset Purchase Agreement dated May 9, 2001 (the “Asset Purchase Agreement”), pursuant to which, inter alia, the Buyer will acquire substantially all of the assets of the Company, and providing for Employee’s employment with the Buyer and execution of this Agreement as a condition for the closing of the transactions contemplated by the Asset Purchase Agreement;

     WHEREAS, Employee has been an employee and shareholder of the Company prior to the transactions contemplated by the Asset Purchase Agreement;

     WHEREAS, the Buyer desires to employ Employee and to establish certain terms and conditions of his employment by entering into an employment agreement with Employee as hereinafter provided;

     WHEREAS, Employee desires to accept such employment with the Buyer on the terms and conditions provided herein;

     WHEREAS, the Buyer is an indirect wholly-owned subsidiary of the Parent; and

     WHEREAS, in the course of his employment, Employee will gain knowledge of the business, affairs, finances, management, marketing programs and philosophy, suppliers, distributors, customers, and methods of operation of the Parent and its Affiliates and the Parent and its Affiliates would suffer irreparable harm if Employee were to use such knowledge, information and business acumen in competition with the Parent or its Affiliates or other than in the proper performance of his duties hereunder;

     THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.     Employment.

        Subject to the terms and conditions of this Agreement, the Buyer hereby employs Employee, and Employee hereby accepts employment as President of the Buyer, and shall have such responsibilities, duties and authority as are customary for such office and as may from time to time be assigned to Employee by the Chief Executive Officer of the Parent. Employee hereby agrees that during the Term of this Agreement he will devote all his working time, attention and energies to the diligent performance of his duties as President of the Buyer; provided that the

Employee may also serve on boards of directors or trustees of other companies and organizations, as long as such service does not interfere with the performance of his duties hereunder. Employee agrees to comply with and abide by all corporate policies of Parent made generally applicable to employees of Parent and its Affiliates which may be in effect from time to time and are not inconsistent with this Agreement. Employee warrants that Employee is not under any obligation, contractual or otherwise, limiting or affecting Employee’s ability or right to freely perform services for the Buyer.

2.     Term of Employment.

        The initial term of Employee’s employment (the “Initial Term”) shall be from the date hereof (the “Effective Date”) until the earlier of (a) the 2nd anniversary of the Effective Date or (b) the occurrence of any of the following events:

(i) The death or Disability of Employee;

(ii) The termination by the Buyer of Employee’s employment hereunder for Cause, as determined in good faith by the Chief Executive Officer of the Parent, effective upon written notice to Employee;

(iii) The termination by the Buyer of Employee’s employment hereunder for any reason effective upon at least 90 days prior written notice to Employee; or

(iv) The termination by the Employee of Employee’s employment hereunder for any reason effective upon at least 12 months prior written notice to the Chief Executive Officer of Parent.

This Agreement may be extended for additional consecutive one-year periods (“Renewal Periods”) by written agreement of the parties hereto prior to the expiration of the Initial Term or any Renewal Period. The Initial Term and any Renewal Periods are hereinafter referred to collectively as the “Term.”

3.     Compensation and Benefits.

        3.1    Compensation During Term of Employment. Employee will be provided with the following salary, expense reimbursement and additional employee benefits during the Term of employment hereunder:

                  (a)   Base Salary. The Buyer will pay Employee a base salary (the “Base Salary”) of no less than $3,846.15 per week during Fiscal 2002 (as hereinafter defined) and no less than $4,807.69 per week during Fiscal 2003 (as hereinafter defined), in each case less deductions and withholdings required by applicable law. The Base Salary shall be paid to Employee in accordance with the Parent’s regular payroll practices in effect from time to time.

                  (b)   Vacation. Employee shall be entitled to the same amount of vacation time per Fiscal Year during the Term of this Agreement as Employee was entitled to during the last fiscal year Employee was employed with the Company.

                  (c)   Expenses. Buyer shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee at the request of or on behalf of the Parent or Buyer in accordance with and subject to the Employee’s compliance with expense approval and reimbursement policies and procedures in effect from time to time.

                  (d)  Benefit Plans. Employee may participate in such medical, dental, disability, hospitalization and life insurance plans as the Parent or Buyer maintains from time to time for the benefit of other similarly situated employees, on the terms and subject to the conditions set forth in such plans. Where permitted by applicable law, Employee’s seniority for purposes of determining his eligibility for certain benefits will be determined by reference to his first date of employment with the Company.

                  (e)   Stock Options; Restricted Stock. At the first regular meeting of the Board of Directors of Parent (or the Compensation Committee thereof) after the Effective Date, Parent will grant the Employee options to purchase 140,000 shares of the Common Stock, par value $1.00 per share (the “Common Stock”), of the Parent at an exercise price of $4.00 per share, subject to the terms and conditions set forth in a separate option agreement and subject to the terms and conditions of the Parent’s 2000 Stock Award Plan (the “Stock Award Plan”). The option agreement will provide that 50% of the options will vest and become exercisable on the 1st anniversary of the Effective Date, and the remainder will vest and become exercisable on the 2nd anniversary of the Effective Date, provided the Employee remains employed by the Buyer through such dates.

        3.2    Bonuses. Buyer shall pay Employee bonuses as set forth below.

                  (a)   Fiscal 2002 Bonus. Buyer shall pay Employee a cash bonus equal to the product of (i) 0.144 and (ii) the amount in dollars by which the Buyer’s EBITDA for the Fiscal Year ending April 30, 2002 (“Fiscal 2002”) exceeds the amount of $600,000, payable within 90 days after the end of Fiscal 2002. If Buyer’s EBITDA for Fiscal 2002 does not exceed $600,000, no bonus is payable with respect to Fiscal 2002.

                  (b)   Fiscal 2003 Bonus. Buyer shall pay Employee a cash bonus equal to the product of (i) 0.144 and (ii) the amount in dollars by which the Buyer’s EBITDA for the Fiscal Year ending April 30, 2003 (“Fiscal 2003”) exceeds the amount of $687,500, payable within 90 days of the end of Fiscal 2003. If Buyer’s EBITDA for Fiscal 2003 does not exceed $687,500, no bonus is payable with respect to Fiscal 2003.

                  (c)   Option Election. Employee shall have the option to receive all or any portion of any bonus earned pursuant to this Section 3.2 in options to purchase shares of Common Stock in lieu of cash, subject to the terms and conditions set forth in a separate option agreement or agreements and subject to the terms and conditions of the Stock Award Plan. If Employee so elects, he will receive an option to buy 1 share of Common Stock in exchange for each dollar of earned bonus. The option agreement or agreements will provide for an exercise price of $5.00 per share for options received in lieu of a cash bonus with respect to Fiscal 2002 and an exercise price of $6.00 per share for options received in lieu of a cash bonus with respect to Fiscal 2003. The option agreement or agreements will further provide that the options will vest upon the date of grant (which date of grant shall be in the same time allotted for delivery of any earned cash bonus) and will become 100% exercisable upon the 1st anniversary of the date of grant. Notwithstanding any of the foregoing, Employee shall not be entitled to elect to receive options for more than 80,000 shares of Common Stock in lieu of a cash bonus with respect to any single Fiscal Year. If Employee is entitled to receive and elects to receive the maximum amount of options allowable hereunder in lieu of a cash bonus in any single Fiscal Year, then he shall receive any excess earned bonus in cash.

          3.3   Effect of Termination.

          Upon the termination of the employment of Employee hereunder for any reason, Employee shall be entitled to all compensation and benefits earned under Sections 3.1 and 3.2 as of the effective date of termination (the “Termination Date”), but from and after the Termination Date no additional compensation or benefits shall be earned by Employee hereunder. No notice of termination prior to the Termination Date shall be deemed to relieve the duties of Employee or Buyer hereunder prior to the Termination Date. Notwithstanding the foregoing or anything in this Agreement to the contrary, (a) the termination, expiration or forfeiture of options shall be governed by the option agreements with respect to such options, and the Stock Award Plan; and (b) no bonus for either Fiscal 2002 or Fiscal 2003 shall be due or payable pursuant to Section 3.2 unless (i) Employee remains employed for the entirety of such Fiscal Year and (ii) Employee’s employment during the Term or any Renewal Term is neither terminated voluntarily by Employee or by Buyer for Cause prior to the time such bonus is due.

4.      Restrictive Covenants.

          4.1   Confidential Information. During the Term of employment and continuing subsequent to any termination or expiration of this Agreement, Employee shall maintain Confidential Information as secret and confidential unless Employee is required to disclose Confidential Information pursuant to the terms of a valid and effective order issued by a court of competent jurisdiction or a governmental authority. Employee shall use Confidential Information solely for the purpose of carrying out those duties assigned him as an employee of the Buyer and not for any other purpose. Employee will not leave Confidential Information unattended or in public places, including public areas of the offices of Parent or its Affiliates. Employee will exercise discretion in discussing Confidential Information in public places, such as restaurants and elevators, where conversations with other personnel of Parent or its Affiliates may be overheard. Employee will not permit visitors to use offices of Parent or its Affiliates unless no Confidential Information is accessible. The disclosure of Confidential Information to Employee shall not be construed as granting to Employee any license under any copyright, trade secret or any right of ownership or right to use the information whatsoever. All physical items, including electronic media, containing Confidential Information, including, without limitation, any business plan, know-how, collection methods and procedures, advertising techniques, marketing plans and methods, sales techniques, documentation, contracts, reports, letters, notes, any computer media, customer lists, and all other information and materials of the Parent’s or any of its Affiliates’ business and operations, shall remain the exclusive and confidential property of the Parent or its Affiliates and shall be returned, along with any copies or notes of Employee made thereof or therefrom, to the Parent when Employee ceases his employment with the Buyer.

          4.2   Non-Disparagement. Employee shall not at any time make false, misleading or disparaging statements about Parent or its Affiliates or any of their respective officers, directors,

employees, agents, products, services, management, employees, customers, or which disrupts or impairs Parent’s or any of its Affiliates’ normal operations.

          4.3   Non-Solicitation of Customers. During employment and for 2 years after the Termination Date, Employee will not solicit Customers for the purpose of providing or offering services offered by Parent or any of its Affiliates.

          4.4    Non-Solicitation of Employees. During employment and for 2 years after the Termination Date, Employee will not induce or solicit to leave employment with Parent or any of its Affiliates anyone who is an employee of Parent or any of its Affiliates and was an employee of the Parent or any of its Affiliates at any time during the one-year period preceding the Termination Date.

          4.5    Limitations on Post-Termination Competition. Employee hereby covenants and agrees that during Employee’s employment with the Buyer, and for 2 years immediately following any termination of Employee’s employment with the Buyer for any reason, Employee will not, within the Territory, directly engage in the Business, or accept employment or engagement as a director, executive, officer, manager, salesman, researcher or consultant with any person or entity engaging in whole or in part in the Business; provided, however, that nothing contained in this Article 4 shall prohibit Employee from acquiring not more than five percent (5%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market. Employee acknowledges that (a) this covenant has unique, substantial, and immeasurable value to the Parent and its Affiliates, (b) this covenant is reasonably limited in scope and geography to protect the Parent’s and its Affiliates’ legitimate business interests, including their property, confidential information and relationships, good will, economic advantage, and customer relationships; (c) the agreements, covenants and undertakings of Employee set forth in this Agreement will not preclude Employee from becoming gainfully employed following termination of employment with the Buyer; and (d) the services Employee intends and is expected to provide are special and unique.

          4.6    Works. Employee acknowledges that Employee’s work on and contributions to writings, tapes, recordings, computer programs, and other works in any tangible medium of expression (collectively, “Works”) are within the scope of Employee’s employment and part of Employee’s duties, responsibilities or assignment. Employee’s work on and contributions to the Works will be rendered and made by Employee for, at the instigation of, and under the overall direction of, the Parent, and all such work and contributions, together with the Works, are and at all times shall be regarded as “work made for hire” as that term is used in the United States Copyright Laws and shall belong solely, irrevocably, and exclusively throughout the world to the Parent. Without limiting this acknowledgment, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire,” Employee assigns, grants, and delivers exclusively to the Parent all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Employee will execute and deliver to the Parent, its successors and assigns, any assignments and documents the Parent requests for the purpose of establishing, evidencing, registering, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and Employee constitutes and appoints the Parent as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this Section, Employee agrees that the Parent may edit and modify, use, publish, and otherwise exploit the Works in all media and in such manner as the Parent, in its sole discretion, may determine. Employee’s work on and contributions to Works that prove valuable to Parent and its Affiliates will be considered by Parent and Buyer in decisions concerning discretionary bonus and other incentive compensation to Employee.

          4.7   Inventions and Ideas. Employee shall disclose promptly to the Parent, and only to the Parent, any invention or idea of Employee (developed alone or with others) conceived or made during Employee’s employment with the Buyer or within 6 months of the termination of Employee’s employment. Employee assigns to the Parent any such invention or idea in any way connected with Employee’s employment or related to the Business, research or development, or demonstrably anticipated research or development, and will cooperate with the Parent and sign all papers deemed necessary by the Parent to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Parent’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints the Parent as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Parent’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Parent was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to the Business, or (ii) to the Parent’s or its Affiliates’ actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Parent or its Affiliates. Employee’s work on and contributions to inventions or ideas that prove valuable to Parent and its Affiliates will be considered by Parent and Buyer in decisions concerning discretionary bonus and other incentive compensation to Employee.

          4.8   Relief for Breach. Because any breach or threatened breach of Article 4 of this Agreement by Employee would result in continuing material and irreparable harm to the Parent and its Affiliates, and because it would be difficult or impossible to establish the full monetary value of such damage, the Buyer or Parent shall be entitled to seek injunctive relief in the event of Employee’s breach or threatened breach of this Agreement. Injunctive relief is in addition to any other available remedy, including termination of this Agreement and damages. In the event of any threatened breach by Employee, the Buyer or Parent may suspend any payment due to Employee under Article 3 and if Employee has breached this Agreement, any remaining amounts to be paid under Article 3 shall be forfeited. In the event of any breach or threatened breach by any party which results in court-ordered relief, the breaching party shall reimburse the non-breaching party for its reasonable attorneys’ fees and other expenses incurred to obtain such relief.

5.       Definitions. For purposes of this Agreement, the following definitions shall apply:

          5.1    “Affiliates” means any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Parent, including without limitation the Buyer and the Parent’s other direct and indirect subsidiaries.

          5.2    “Business” means the business of selling work management, preventative maintenance management and energy conservation software, products and services, and engineering and consultative services, which includes without limitation: (a) the SCORE line of work management products and services, including the SCORE, WINSCORE, CheckMate, GuestServices and TenantServices products; and (b) engineering services, including the EnergyCheck, Energy Audit and other services.

          5.3    “Buyer’s EBITDA” with respect to any Fiscal Year means the sum, without duplication, of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) taxes on income, (d) amortization and (e) depreciation, all determined as if the Buyer were a separate entity and in accordance with GAAP. Buyer’s EBITDA shall be determined by the Parent’s independent auditors in good faith and consistent with the financial statements of the Buyer, which determination shall be final and binding.

          5.4    “Capitalized Leases” means all leases which have been or should be capitalized in accordance with GAAP as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof.

          5.5    “Cause” for termination of Employee’s employment shall exist (a) if Employee is convicted of, pleads guilty or “nolo contendere” to, or confesses to any felony or any act of fraud, misappropriation or embezzlement, (b) if the Employee has engaged in conduct or activities materially damaging to the property, business, or reputation of the Parent or its Affiliates, (c) if Employee materially violates any policy of the Parent or Buyer including, without limitation, any equal employment opportunity, insider trading, substance abuse, conflict of interest or non-harassment policy, (d) if Employee fails to comply with the terms of this Agreement, and, within 15 days after written notice from Parent of such failure, Employee has not corrected such failure or, having once received such notice of failure and having so corrected such failure, Employee at any time thereafter again fails to comply with the terms of this Agreement by reason of the same such failure, (e) if Employee violates any of the provisions contained in Article 4 of this Agreement, or (f) if Employee tests positive for illegal drugs.

          5.6    “Confidential Information” means information, without regard to form, relating to the Parent’s or its Affiliates’ customers, operation, finances, and business that derives economic value, actual or potential, from not being generally known to other persons or entities, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations (including compilations of customer information), programs, models, concepts, designs, devices, methods, techniques, processes, financial data or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Parent or its Affiliates by third parties that the Parent or its Affiliates are obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a 3-year period after the Termination Date.

          5.7    “Consolidated Interest Expense” with respect to any Fiscal Year means the gross interest expense of the Buyer, including without limitation (a) the current amortized portion of debt discounts to the extent included in gross interest expense, (b) the current amortized portion of all fees payable in connection with the incurrence of indebtedness to the extent included in gross interest expense and (c) the portion of any payments made in connection with Capitalized

Leases allocable to interest expense, all determined as if Buyer were a separate entity and in accordance with GAAP.

          5.8    “Consolidated Net Income” with respect to any Fiscal Year means the net income (or loss) of the Buyer, determined as if Buyer were a separate entity and in accordance with GAAP, after eliminating all offsetting debits and credits between the Buyer and its subsidiaries, if any, and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Buyer and its subsidiaries, if any, in accordance with GAAP, provided that there shall be excluded (unless such exclusion is waived or modified in writing by the Chief Executive Officer of Parent):

                    (a)   the income (or loss) of any person or entity accrued prior to the date it becomes a subsidiary or is merged into or consolidated with the Buyer or a subsidiary, and the income (or loss) of any person or entity, substantially all of the assets of which have been acquired in any manner, realized by such other person or entity prior to the date of acquisition;

                    (b)   the income (or loss) of any person or entity (other than a subsidiary) in which the Buyer or any subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Buyer or such subsidiary in the form of cash dividends or similar cash distributions;

                   (c)   the undistributed earnings of any subsidiary to the extent that the declaration or payment of dividends or similar distributions by such subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary;

                   (d)   any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period;

                   (e)   any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation, (i) all non-current assets and, without duplication, (ii) the following, whether or not current: all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all securities);

                   (f)   any gains resulting from any write-up of any assets (but not any loss resulting from any write-down of any assets);

                   (g)   any net gain from the collection of the proceeds of life insurance policies;

                   (h)   any gain arising from the acquisition of any security, or the extinguishment, under GAAP, of any indebtedness of the Buyer or any subsidiary;

                   (i)   any net income or gain (but not any net loss) during such period from (i) any change in accounting principles in accordance with GAAP, (ii) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, (iii) any extraordinary items, or (iv) any discontinued operations or the disposition thereof;

                   (j)   any deferred credit representing the excess of equity in any subsidiary at the date of acquisition over the cost of the investment in such subsidiary;

                  (k)   in the case of a successor to the Buyer by consolidation or merger or as a transferee of its assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

                  (l)   any portion of such net income that cannot be freely converted into United States Dollars.

         5.9    “Customers” means customers or suppliers of Parent or any of its Affiliates (a) that Employee contacted indirectly or directly on behalf of Parent or any of its Affiliates during the 2-year period preceding the Termination Date; or (b) about whom Employee possessed Confidential Information during the 2-year period preceding the Termination Date.

         5.10    “Disability” means Employee’s inability as a result of physical or mental incapacity to perform Employee’s duties for the Buyer on a full-time basis for a total of 90 days during any consecutive 12-month period during the Term, as determined in good faith by the Chief Executive Officer of the Parent.

         5.11    “Fiscal Year” means the 12-month period beginning on May 1 and ending on the following April 30.

         5.12    “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

         5.13    “Territory” means the States of Georgia and California. Employee acknowledges that Employee will perform services on behalf of the Parent or Buyer in the Territory.

6.     Miscellaneous.

        6.1   Severability. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between the parties. Any claim that Employee may have against the Buyer or Parent, whether related to this Agreement or otherwise, shall not constitute a defense to enforcement by the Buyer or Parent of this Agreement. Rights and restrictions in this Agreement may be exercised and are applicable only to the extent they do not violate any applicable laws, and are intended to be limited to the extent necessary so they will not render this Agreement illegal, invalid, or unenforceable. If any term shall be held illegal, invalid, or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect. This Agreement does not in any way limit the Buyer’s or Parent’s rights under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), which are in addition to rights under this Agreement.

        6.2    Survival of Obligations. The covenants and provisions in Article 4 of this Agreement shall survive termination of this Agreement and the termination of Employee’s employment, regardless of who causes the termination and under what circumstances.

        6.3    Arbitration of Disputes; Expenses. Employee agrees to the resolution by final and binding arbitration of any claims or controversies he has with the Buyer or Parent that arise under this Agreement, including but not limited to, claims related to the formation, validity, applicability, interpretation, effect, enforceability, or breach of this Agreement. Upon written demand for arbitration by Employee to the Buyer or Parent or by the Buyer or Parent to Employee, an arbitration will be conducted in accordance with the Model Employment Arbitration rules of the American Arbitration Association (“AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five (5) employment arbitrators obtained from the AAA until one arbitrator is left. Employee will strike first from the list. The arbitration will take place in Atlanta, Georgia. All fees and expenses of the arbitrator will be shared equally by the parties; provided that Employee shall be responsible for no more than $2,000; provided, however, that the prevailing party shall be entitled to recover, as part of the arbitration award, the attorneys’ fees and related costs reasonably incurred in successfully pursuing or defending the arbitration claim if the arbitrator deems that the claim was frivolous. Employee further understands and agrees that the arbitration award may be enforced in any state or federal court.

        6.4   Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by overnight commercial courier, signature required, or by facsimile transmission, to the intended recipient thereof at the following address or facsimile number:

Parent

Abrams Industries, Inc. 1945 The Exchange Suite 300 Atlanta, Georgia 30339-2029 Telephone No.: (770) 953-0304 Facsimile No.: (770) 953-9922 Attn: Alan R. Abrams

Employee

Mr. E. Milton Bevington 2500 Peachtree Road, NW #104 Atlanta, Georgia 30305 Telephone No.: (404) 262-2342 Facsimile No.: ______________

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed immediately (if given or made in person or by facsimile confirmed by commercial overnight delivery of a copy thereof to the recipient in accordance with this Section 6.3 on the date of such facsimile), or 2 days after delivery by commercial overnight courier (if given or made by commercial overnight courier), and in proving the same it shall be sufficient to show that the envelope containing such notice or communication was delivered to the delivery or courier service and duly addressed, or that receipt of a facsimile was confirmed as provided above.

          6.5    Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a wavier or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

          6.6   Binding Effect. This Agreement inures to the benefit of, and is binding upon, the Parent and Buyer and their respective successors and assigns, and Employee, together with Employee’s executor, administrator, personal representative, heirs, and legatees.

          6.7   Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by all of the parties hereto.

          6.8    Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Georgia. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

          6.9   Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           6.10    Specific Performance. Each party hereto hereby agrees that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity.

           6.11    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Genuine signatures transmitted by telecopier shall be binding, provided that original signatures follow promptly.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:	SSI ACQUISITION, LLC

	By:	Abrams Power, Inc., Sole Manager

		By:	/s/ Alan R. Abrams
Name: Alan R. Abrams Title: Co-Chairman, President and Chief Executive Officer

EMPLOYEE:		/s/ E. Milton Bevington
E. Milton Bevington